UNITED STATES                 SEC FILE NUMBER
               SECURITIES AND EXCHANGE COMMISSION          0-27036
                     Washington, D.C.  20549            ---------------

                           FORM 12b-25                  CUSIP NUMBER
                                                         023161 10 2
                   NOTIFICATION OF LATE FILING          ---------------

(Check One):  Form 10-K    Form 20-F     Form 11-K  X Form 10-Q    Form N-SAR
            --          --           --           --           --

                  For Period Ended:    June 30, 1998
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                  [ ] Transition  Report on Form 10-K [ ]  Transition  Report on
                  Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:
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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION


AMBANC HOLDING CO., INC.
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Full Name of Registrant


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Former Name if Applicable

11 DIVISION STREET
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Address of Principal Executive Office (Street and Number)

AMSTERDAM, NEW YORK 12010-4303
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City, State and Zip Code



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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a) The reasons described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or | expense; | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
 X | will be filed on or before the fifteenth calendar day following -- | the prescribed due date; or the subject quarterly report of
    | transition report on Form 10-Q, or portion thereof will be filed | on or before the fifth calendar day following the prescribed due | date; and | (c) The accountant's statement or other exhibit required by Rule | 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

RESPONSE:         The Registrant  settled certain  litigation matters during the second week of August 1998, which required revisions to the disclosure included in the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1998. These revisions delayed the Registrant's filing of its Form 10-Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Harold A. Baylor, Jr.                          518          842-7200
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                 (Name)                     (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                             X  Yes      No
                                                            ---      ---

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(3)Is it anticipated  that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            Yes   X  No
                                                            ---      ---

  Ifso, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          AMBANC HOLDING CO., INC.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    August 17, 1998             By /s/ Harold A. Baylor, Jr.
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                 ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal
                     Violations (See 18 U.S.C. 1001).